As filed with the Securities and Exchange Commission on September 18, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

GARTNER, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3099750 (I.R.S. Employer Identification Number)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7700
(293) 316-1111
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lewis G. Schwartz, Esq.
General Counsel
Gartner, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7700
(203) 316-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
Robert Sanchez, Esq.
Adam M. Dinow, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of Securities	Amount to be	Maximum Offering	Aggregate	Amount of
to be Registered	Registered	Price Per Unit (1)	Offering Price	Registration Fee
Common Stock, $0.0005 par value	2,200,000	$15.66	$34,452,000	$3,687

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on September 14, 2006.

PROSPECTUS
GARTNER
2,200,000 Shares
Common Stock

     This prospectus relates to the resale of up to an aggregate of 2,200,000 shares of common stock of Gartner, Inc. by the selling stockholders identified in this prospectus.
     The selling stockholders identified in this prospectus may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 11. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.
     We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares by the selling stockholders.
     Our common stock is listed on the New York Stock Exchange under the symbol “IT.” The last reported sale price of our common stock on September 14, 2006 was $15.76 per share.
     Investing in our common stock involves risks and uncertainties. See “Risk Factors” beginning on page 3 of this prospectus and under similar headings in the other documents that are incorporated in this prospectus by reference to read about factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 18, 2006.

FORWARD LOOKING STATEMENTS
     This prospectus includes and incorporates by reference forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain and are subject to changing assumptions.
     Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to fully implement or develop our long term growth strategy; our ability to expand or even retain our customer base; our ability to grow or even sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants upon whom we are dependent; our ability to achieve and effectively manage growth; our ability to pay our debt obligations; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; and the other factors described under “Risk Factors” below and in documents incorporated herein by reference. Additional information regarding these factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.
     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community’s expectations, as well as broader market trends, could have an adverse impact on our stock price. We do not undertake an obligation to update such forward looking statements or risk factors to reflect future events or circumstances.
-i-

PROSPECTUS SUMMARY
     This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the information set forth under the “Risk Factors” section beginning on page 3 of this prospectus and the financial data and related notes included or incorporated by reference herein, before making an investment decision. The terms “Gartner,” the “Company,” “we” and “us” in this prospectus refer to Gartner, Inc. and its subsidiaries, unless the context otherwise requires. Unless otherwise noted, all references in this prospectus to a number or percentage of shares outstanding are based on 114,007,012 shares of our common stock outstanding as of August 31, 2006.
General
     Gartner, Inc. is a leading research and advisory firm that helps executives use technology to build, guide and grow their enterprises. We offer independent and objective research and analysis on the information technology, computer hardware, software, communications and related technology industries (the “IT industry”). We provide comprehensive coverage of the IT industry to approximately 10,000 client organizations, including approximately 400 Fortune 500 companies, across 75 countries. Our client base consists primarily of chief information officers (“CIOs”) and other senior IT and business executives from a wide variety of enterprises, government agencies and the investment community.
     The foundation for all Gartner products is our independent research on IT issues. The findings from this research are delivered through our three customer channels, depending on a client’s specific business needs, preferences and objectives:
•	Research—provides research content and advice for IT professionals, technology companies and the investment community in the form of reports and briefings, as well as peer networking services and membership programs designed specifically for CIOs and other senior executives.

•	Consulting—consists primarily of consulting, measurement engagements and strategic advisory services (paid one-day analyst engagements), which provide assessments of cost, performance, efficiency and quality focused on the IT industry.

•	Events—consists of various symposia, conferences and exhibitions focused on the IT industry.
     Since its founding in 1979, Gartner has established a leading brand in the IT research marketplace based on the consistent quality and thoroughness of its analysis. Our products are mission-critical tools in the IT decision-making process, as evidenced by our strong client retention over time.
Our Solution
     We are a leading research and advisory firm that helps executives use technology to build, guide and grow their enterprises. We provide high quality independent and objective research and analysis on the IT industry. Through our entire product portfolio, our global research community provides provocative thought leadership and insight about technology acquisition and deployment to CIOs, executives and other technology leaders.
     With a base of 650 highly skilled research analysts, we create timely and relevant technology-related research. We employ more analysts than any of our competitors, enabling us to create what we believe to be the highest quality and most comprehensive research covering the broadest range of sectors in the IT market. Our analysts regularly interact with technology providers, CIOs and other leaders in the IT market in order to stay at the forefront of emerging IT trends and deepen their understanding of our clients’ needs. Since our inception in 1979, our analysts’ research has helped our clients increase productivity and obtain higher levels of revenue and profitability by giving them the perspective and data to improve key business processes, optimize IT investments, and capitalize on emerging technologies.
     We employ a diversified business model that utilizes and leverages the breadth and depth of our research intellectual capital. The foundation for our business model is our ability to create and distribute our unique, proprietary research content as broadly as possible via:
•	published reports and briefings,

•	consulting and advisory services, and

•	hosting symposia, conferences and exhibitions.
     In early 2005, we undertook an initiative to better utilize the intellectual capital associated with our core research product. Our business model provides multiple entry points and synergies that facilitate increased client spending on our research, consulting and events. A critical part of our long-term strategy is to increase business volume with our most valuable clients, identifying relationships with the greatest sales potential and expanding those relationships by offering strategically relevant research and analysis. We also seek to extend the Gartner brand name to develop new client relationships, and augment our sales capacity and expand into new markets around the world. In addition, we seek to increase our revenue and operating cash flow through more effective pricing of our products and services. We believe these initiatives will create additional revenue through more effective packaging, campaigning and cross-selling of our products and services.
Corporate Information
     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 56 Top Gallant Road, Stamford, Connecticut 06902. Our general telephone number is 203-316-1111. Our Internet address is www.gartner.com and the investor relations section of our Web site is located at investor.gartner.com. The information on our website is not part of this prospectus. For further information about our business, we refer you to our Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, which are incorporated into this prospectus by reference. We make available free of charge, on or through the investor relations section of our Web site, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.
The Offering
     Under this prospectus, the selling stockholders may, from time to time, sell shares of our common stock in one of more offerings. See the section of this prospectus entitled “Plan of Distribution” beginning on page 11.
Selling Stockholders
     ValueAct Capital Master Fund III, L.P. (“VAC III”), Mr. James C. Smith and the James C. Smith and Norma I. Smith Foundation (the “Smith Foundation”) may, from time to time, sell shares of our common stock in one or more offerings under this prospectus. VAC III is affiliated with our director Jeffrey W. Ubben. Mr. Smith is the Chairman of our Board of Directors and a director of the Smith Foundation. VAC III acquired the shares of common stock which are being registered under this prospectus in a private transaction with Silver Lake Partners, L.P., Silver Lake Investors, L.P., and Silver Lake Technology Investors, L.L.C. (collectively, “Silver Lake”) on September 15, 2006. Mr. Smith acquired the shares of common stock which are being registered under this prospectus in a private transaction with Silver Lake on May 24, 2006. See “Selling Stockholders” for a description of each of the selling stockholders.

RISK FACTORS
     We operate in a very competitive and rapidly changing environment that involves numerous risks and uncertainties, some of which are beyond our control. In addition, we and our clients are affected by the economy. The following section discusses many, but not all, of these risks and uncertainties.
Risks related to our business
Our operating results could be negatively impacted if the IT industry experiences an economic down cycle.
     Our revenues and results of operations are influenced by economic conditions in general and more particularly by business conditions in the IT industry. A general economic downturn or recession, anywhere in the world, could negatively affect demand for our products and services and may substantially reduce existing and potential client information technology-related budgets. Such a downturn could materially and adversely affect our business, financial condition and results of operations, including the ability to: maintain client retention, wallet retention and consulting utilization rates, and achieve contract value and consulting backlog.
We face significant competition and our failure to compete successfully could materially adversely affect our results of operations and financial condition.
     We face direct competition from a significant number of independent providers of information products and services, including information that can be found on the Internet free of charge. We also compete indirectly against consulting firms and other information providers, including electronic and print media companies, some of which may have greater financial, information gathering and marketing resources than we do. These indirect competitors could also choose to compete directly with us in the future. In addition, limited barriers to entry exist in the markets in which we do business. As a result, additional new competitors may emerge and existing competitors may start to provide additional or complementary services. Additionally, technological advances may provide increased competition from a variety of sources. However, we believe the breadth and depth of our research assets position us well versus our competition. There can be no assurance that we will be able to successfully compete against current and future competitors and our failure to do so could result in loss of market share, diminished value in our products and services, reduced pricing and increased marketing expenditures. Furthermore, we may not be successful if we cannot compete effectively on quality of research and analysis, timely delivery of information, customer service, and the ability to offer products to meet changing market needs for information and analysis, or price.
We may not be able to maintain our existing products and services.
     We operate in a rapidly evolving market, and our success depends upon our ability to deliver high quality and timely research and analysis to our clients. Any failure to continue to provide credible and reliable information that is useful to our clients could have a material adverse effect on future business and operating results. Further, if our predictions prove to be wrong or are not substantiated by appropriate research, our reputation may suffer and demand for our products and services may decline. In addition, we must continue to improve our methods for delivering our products and services in a cost-effective manner. Failure to increase and improve our electronic delivery capabilities could adversely affect our future business and operating results.
We may not be able to introduce the new products and services that we need to remain competitive.
     The market for our products and services is characterized by rapidly changing needs for information and analysis. To maintain our competitive position, we must continue to enhance and improve our products and services, develop or acquire new products and services in a timely manner, and appropriately position and price new products and services relative to the marketplace and our costs of producing them. Any failure to achieve successful client acceptance of new products and services could have a material adverse effect on our business, results of operations or financial position.
We depend on renewals of subscription based services and sales of new subscription based services for a significant portion of our revenue, and our failure to renew at historical rates or generate new sales of such services could lead to a decrease in our revenues.
     A large portion of our success depends on our ability to generate renewals of our subscription-based research products and services and new sales of such products and services, both to new clients and existing clients. These products and services constituted 53% and 54% of our revenues for 2005 and 2004, respectively, and 53% and 55% of our revenues for the first six months of 2006 and 2005, respectively. If we are not able to renew at historical rates, and do not generate new sales in an amount sufficient to account for the shortfall arising from a decrease in renewals, our revenues will be negatively affected.
     Our research subscription agreements have terms that generally range from twelve to thirty months. Our ability to maintain contract renewals is subject to numerous factors, including the following:
•	delivering high-quality and timely analysis and advice to our clients;

•	understanding and anticipating market trends and the changing needs of our clients; and

•	delivering products and services of the quality and timeliness necessary to withstand competition.
     Additionally, as we implement our strategy to realign our business to client needs, we may shift the type and pricing of our products which may impact client renewal rates. While research client retention rates were 81% and 80% at December 31, 2005 and 2004, respectively, and 80% at June 30, 2006 and 2005, respectively, there can be no guarantee that we will continue to maintain this rate of client renewals.
     Generating new sales of our subscription based products and services, both to new and existing clients, is often a time consuming process. If we are unable to generate new sales, due to competition or other factors, our revenues will be adversely affected.
We depend on non-recurring consulting engagements and our failure to secure new engagements could lead to a decrease in our revenues.
     Consulting segment revenues constituted 30% and 29% of our revenues for 2005 and 2004, respectively, and 31% and 30% of our revenues for the first six months of 2006 and 2005, respectively. These consulting engagements typically are project-based and non-recurring. Our ability to replace consulting engagements is subject to numerous factors, including the following:
•	delivering consistent, high-quality consulting services to our clients;

•	tailoring our consulting services to the changing needs of our clients; and

•	our ability to match the skills and competencies of our consulting staff to the skills required for the fulfillment of existing or potential consulting engagements.

     Any material decline in our ability to replace consulting arrangements could have an adverse impact on our revenues and our financial condition.
The profitability and success of our conferences, symposia and events could be adversely affected if we are unable to obtain desirable dates and locations.
     The market for desirable dates and locations for conferences, symposia and events is highly competitive. If we cannot secure desirable dates and locations for our conferences, symposia and events their profitability could suffer, and our financial condition and results of operations may be adversely affected. In addition, because our events are scheduled in advance and held at specific locations, the success of these events can be affected by circumstances outside of our control, such as labor strikes, transportation shutdowns, economic slowdowns, terrorist attacks, natural disasters and other world events impacting the global economy, the occurrence of any of which could negatively impact the success of the event.
We may not be able to attract and retain qualified personnel which could jeopardize the quality of our products and services.
     Our success depends heavily upon the quality of our senior management, research analysts, consultants, sales and other key personnel. We face competition for the limited pool of these qualified professionals from, among others, technology companies, market research firms, consulting firms, financial services companies and electronic and print media companies, some of which have a greater ability to attract and compensate these professionals. Some of the personnel that we attempt to hire are subject to non-compete agreements that could impede our short-term recruitment efforts. Any failure to retain key personnel or hire and train additional qualified personnel as required to support the evolving needs of clients or growth in our business, could adversely affect the quality of our products and services, and our future business and operating results.
We may not be able to maintain the equity in our brand name.
     We believe that our “Gartner” brand, including our independence, is critical to our efforts to attract and retain clients and that the importance of brand recognition will increase as competition increases. We may expand our marketing activities to promote and strengthen the Gartner brand and may need to increase our marketing budget, hire additional marketing and public relations personnel, expend additional sums to protect the brand and otherwise increase expenditures to create and maintain client brand loyalty. If we fail to effectively promote and maintain the Gartner brand, or incur excessive expenses in doing so, our future business and operating results could be materially and adversely impacted.
Our international operations expose us to a variety of risks which could negatively impact our future revenue and growth.
     Approximately 40% of our revenues for 2005 and 38% of our revenues for the first six months of 2006 were derived from sales outside of North America. As a result, our operating results are subject to the risks inherent in international business activities, including general political and economic conditions in each country, changes in foreign currency exchange rates, changes in market demand as a result of tariffs and other trade barriers, challenges in staffing and managing foreign operations, changes in regulatory requirements, compliance with numerous foreign laws and regulations, different or overlapping tax structures, higher levels of United States taxation on foreign income, and the difficulty of enforcing client agreements, collecting accounts receivable and protecting intellectual property rights in international jurisdictions. Furthermore, we rely on local distributors or sales agents in some international locations. If any of these arrangements are terminated by our agent or us, we may not be able to replace the arrangement on beneficial terms or on a timely basis, or clients of the local distributor or sales agent may not want to continue to do business with us or our new agent.

The costs of servicing our outstanding debt obligations could impair our future operating results.
     We have a $200.0 million term loan as well as a $125.0 million revolving credit facility. The affirmative, negative and financial covenants of the credit facility could limit our future financial flexibility. The associated debt service costs of these facilities could impair our future operating results. The outstanding debt may limit the amount of cash or additional credit available to us, which could restrain our ability to expand or enhance products and services, respond to competitive pressures or pursue future business opportunities requiring substantial investments of additional capital.
If we are unable to enforce and protect our intellectual property rights our competitive position may be harmed.
     We rely on a combination of copyright, patent, trademark, trade secret, confidentiality, non-compete and other contractual provisions to protect our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized third parties may obtain and use technology or other information that we regard as proprietary. Our intellectual property rights may not survive a legal challenge to their validity or provide significant protection for us. The laws of certain countries do not protect our proprietary rights to the same extent as the laws of the United States. Accordingly, we may not be able to protect our intellectual property against unauthorized third-party copying or use, which could adversely affect our competitive position. Our employees are subject to non-compete agreements. When the non-competition period expires, former employees may compete against us. If a former employee chooses to compete against us prior to the expiration of the non-competition period, there is no assurance that we will be successful in our efforts to enforce the non-compete provision.
We have grown, and may continue to grow, through acquisitions and strategic investments, which could involve substantial risks.
     We have made and may continue to make acquisitions of, or significant investments in, businesses that offer complementary products and services, including our acquisition of META that we completed on April 1, 2005. The risks involved in each acquisition or investment include the possibility of paying more than the value we derive from the acquisition, dilution of the interests of our current stockholders or decreased working capital, increased indebtedness, the assumption of undisclosed liabilities and unknown and unforeseen risks, the ability to retain key personnel of the acquired company, the time to train the sales force to market and sell the products of the acquired business, the potential disruption of our ongoing business and the distraction of management from our business. The realization of any of these risks could adversely affect our business.
We face risks related to litigation.
     We are, and may in the future be, subject to a variety of legal actions, such as employment, breach of contract, intellectual property-related, and business torts, including claims of unfair trade practices and misappropriation of trade secrets. Given the nature of our business, we are also subject to defamation (including libel and slander), negligence, or other claims relating to the information we publish. Regardless of the merits, responding to any such claim could be time consuming, result in costly litigation and require us to enter into settlements, royalty and licensing agreements which may not be offered or available on reasonable terms. If a successful claim is made against us and we fail to settle the claim on reasonable terms, our business, results of operations or financial position could be materially adversely affected.

Risks related to our common stock
Our operating results may fluctuate from period to period and may not meet the expectations of securities analysts or investors, which may cause the price of our common stock to decline.
     Our quarterly and annual operating results may fluctuate in the future as a result of many factors, including the timing of the execution of research contracts, which typically occurs in the fourth calendar quarter, the extent of completion of consulting engagements, the timing of symposia and other events, which also occur to a greater extent in the fourth calendar quarter, the amount of new business generated, the mix of domestic and international business, changes in market demand for our products and services, the timing of the development, introduction and marketing of new products and services, and competition in the industry. An inability to generate sufficient earnings and cash flow, and achieve our forecasts, may impact our operating and other activities. The potential fluctuations in our operating results could cause period-to-period comparisons of operating results not to be meaningful and may provide an unreliable indication of future operating results. Furthermore, our operating results may not meet the expectations of securities analysts or investors in the future. If this occurs, the price of our stock would likely decline.
Interests of certain of our significant stockholders may conflict with yours.
     After giving effect to the sale of 2,000,000 shares of our common stock by Silver Lake to VAC III on September 15, 2006, Silver Lake owns approximately 20.7% of our common stock. Silver Lake is restricted from purchasing additional stock without our consent pursuant to the terms of a Securityholders Agreement. This Securityholders Agreement also provides that we cannot take certain actions, including acquisitions and sales of stock and/or assets without Silver Lake’s consent. Additionally, after giving effect to the purchase of the 2,000,000 shares of our common stock from Silver Lake on September 15, 2006, VAC III, together with its affiliate ValueAct Capital Master Fund, L.P. (“VAC”, together with VAC III, “ValueAct Capital”), owns approximately 18.1% of our common stock, including the 2,000,000 shares of common stock that may be offered for resale under this prospectus. While neither Silver Lake nor ValueAct Capital, individually, holds a majority of our outstanding shares, they may be able, either individually or together, to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. Their interests may differ from the interests of other stockholders. Additionally, representatives of Silver Lake and ValueAct Capital in the aggregate presently hold three seats on our Board of Directors.
Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.
     The trading prices of our common stock could be subject to significant fluctuations in response to, among other factors, variations in operating results, developments in the industries in which we do business, general economic conditions, changes in securities analysts’ recommendations regarding our securities and our performance relative to securities analysts’ expectations for any quarterly period. Such volatility may adversely affect the market price of our common stock.
Future sales of our common stock in the public market could lower our stock price.
     Sales of a substantial number of shares of common stock in the public market by our current stockholders, or the threat that substantial sales may occur, could cause the market price of our common stock to decrease significantly or make it difficult for us to raise additional capital by selling stock. Furthermore, we have various equity incentive plans that provide for awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock based awards. As of August 31,

2006, the aggregate number of shares of our common stock issuable pursuant to outstanding grants awarded under these plans was approximately 17.0 million shares (approximately 13.3 million of which have vested). In addition, approximately 8.6 million shares may be issued in connection with future awards under our equity incentive plans. Shares of common stock issued under these plans are freely transferable without further registration under the Securities Act, except for any shares held by an affiliate (as that term is defined in Rule 144 under the Securities Act). We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock.
Our anti-takeover protections may discourage or prevent a change of control, even if a change in control would be beneficial to our stockholders.
     Provisions of our restated certificate of incorporation and bylaws and Delaware law may make it difficult for any party to acquire control of us in a transaction not approved by our Board of Directors. These provisions include:
•	the ability of our Board of Directors to issue and determine the terms of Preferred Stock;

•	advance notice requirements for inclusion of stockholder proposals at stockholder meetings;

•	a preferred shares rights agreement; and

•	the anti-takeover provisions of Delaware law.
     These provisions could discourage or prevent a change of control or change in management that might provide stockholders with a premium to the market price of their common stock.

USE OF PROCEEDS
     We will not receive any proceeds from the sales of shares of common stock offered for sale in this prospectus by the selling stockholders. The selling stockholders will receive all of the net proceeds from these sales.
SELLING STOCKHOLDERS
     We are registering for resale 2,200,000 shares of our common stock. The following table sets forth the name of the selling stockholders, the number of shares and percentage of our common stock beneficially owned by the selling stockholders as of August 31, 2006 (after giving effect to the purchase of 2,000,000 shares of our common stock by VAC III from Silver Lake on September 15, 2006), the number of shares of common stock that may be offered for resale for the account of the selling stockholders under this prospectus and the number and percentage of shares to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to Offering (1)			Number of	After this Offering (1)
			Percent of	Shares			Percent of
Name of Beneficial Owner	Number		Class (2)	Offered	Number		Class (2)
ValueAct Capital (3) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	20,631,646		18.1%	2,000,000	18,631,646		16.3%
James C. Smith c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06902	582,001	(4)	*	135,000	382,001	(5)	*
James C. Smith and Norma I. Smith Foundation c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06902	90,000		*	65,000	25,000		*

*	Less than 1%

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Securities Exchange Act of 1934, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. As of any particular date, a person or group of persons is deemed to have “beneficial ownership” of any shares underlying convertible securities beneficially held by such person or group if the holder of such convertible securities has the right to convert such convertible securities into common stock as of such date or within 60 days after such date.

(2)	As required by SEC rules, for each person listed in the chart the percentages are calculated assuming that all convertible securities beneficially held by such person are converted into common stock to the extent possible and that no other convertible securities are converted into common stock. Securities convertible into common stock include stock based awards granted under Gartner stock incentive plans (such as options and restricted stock units).

(3)	Reported shares are owned directly by ValueAct Capital Master Fund III, L.P. (2,000,000 shares) and ValueAct Capital Master Fund, L.P. (18,631,646 shares) and may be deemed to be beneficially owned by (i) VA Partners III, LLC as General Partner of ValueAct Capital Master Fund III, L.P., (ii) VA Partners, LLC as General Partner of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund III, L.P. and ValueAct Capital Master Fund, L.P. and (iv) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P. All 2,000,000 shares of common stock held by ValueAct

Capital Master Fund III, L.P. are being registered for resale under this prospectus. Following the sale of the 2,000,000 shares of common stock held by ValueAct Capital Master Fund III, L.P., it will not directly own any shares of common stock of Gartner. None of the 18,631,646 shares held by ValueAct Capital Master Fund, L.P. are being registered under this prospectus. Jeffrey W. Ubben is a director of Gartner, Inc. and Managing Member of VA Partners, LLC, VA Partners III, LLC and ValueAct Capital Management, LLC. Peter H. Kamin and George F. Hamel, Jr. are Managing Members of VA Partners, LLC, VA Partners III, LLC and ValueAct Capital Management, LLC. The reporting persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(4)	Includes 22,001 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2006, and 90,000 shares of common stock held by the James C. Smith and Norma I. Smith Foundation (65,000 of which are being registered for resale under this prospectus) and 10,000 shares of common stock held by a member of Mr. Smith’s immediate family as to which Mr. Smith may be deemed a beneficial owner. Mr. Smith is the Chairman of Gartner’s Board of Directors. Mr. Smith is also a director of the James C. Smith and Norma I. Smith Foundation.

(5)	Includes 22,001 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2006, and 25,000 shares of common stock held by the James C. Smith and Norma I. Smith Foundation and 10,000 shares of common stock held by a member of Mr. Smith’s immediate family as to which Mr. Smith may be deemed a beneficial owner.

PLAN OF DISTRIBUTION
     The selling stockholders may sell the shares of common stock offered hereby at any time and from time to time either
•	directly to one or more purchasers; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares of common stock.
     As used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift or other non-sale related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. Each selling stockholder reserves the right to accept and, together with its agents from time to time, reject, in whole or in part any proposed purchase of the shares of common stock to be made directly or through agents.
     The selling stockholders and broker-dealers or agents, if any, who participate in the distribution of the shares of common stock offered under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. As a result, any profits on the sale of the shares of common stock by selling stockholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Selling stockholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.
     The shares of common stock offered hereby may be sold from time to time on any stock exchange or automated interdealer quotation system on which such shares of common stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.
     The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	closing out of short sales;

•	satisfying delivery obligations relating to the writing of options on the shares of common stock, whether or not the options are listed on an options exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of any of these methods; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per security. If the broker-dealer is unable to sell the shares of common stock as agent for a selling stockholder, it may purchase as principal any unsold shares of common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with that selling stockholder, including without limitation, in connection with distributions of the shares of common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge the shares of common stock offered hereby to a broker-dealer and the broker-dealer may sell shares of common stock offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares of common stock offered hereby.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock offered by this prospectus. Selling stockholders may decide not to sell any of the shares of common stock offered under this prospectus, or they might decide to transfer the shares of common stock by other means not described in this prospectus. Additionally, selling stockholders may resell all or a portion of their shares of common stock in open market transactions pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of those rules.
     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. This may affect the marketability of the shares of common stock as well as the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     VAC III and Silver Lake will bear all costs, expenses and fees associated with the registration of the shares. The selling stockholders will bear all fees and expenses, if any, of counsel or other advisors to the selling stockholders and all commissions, brokerage fees and discounts, if any, associated with the sale of the shares.

LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.
EXPERTS
     The consolidated financial statements of Gartner Inc. and its subsidiaries, as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
AVAILABLE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from our website at www.gartner.com. However, the information on our website does not constitute a part of this prospectus.
     In this document, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;

•	our Current Reports on Form 8-K dated February 1, 2006; February 7, 2006 (Items 5.02 and 5.03 only); February 16, 2006; March 20, 2006; May 9, 2006; May 19, 2006; and May 24, 2006; and

•	the descriptions of our common stock contained in our Registration Statement on Form 8-A dated July 6, 2005, including any amendment or report filed with the SEC for the purpose of updating such description.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or other exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.
     Gartner hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to our Investor Relations department, at the following address:
Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06902
(203) 316-1111
     You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth fees and expenses payable, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All amounts set forth below are estimates.

Amount
to be Paid
SEC registration fee	$3,687
Legal fees and expenses	25,000
Accounting fees and expenses	6,000
Miscellaneous	5,000

Total	$39,687

     ValueAct Capital Master Fund III, L.P. and Silver Lake will bear all of the expenses listed above.
Item 15. Indemnification of Officers and Directors.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
     As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.
     In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:
•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
     The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and that allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
     These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 16. Exhibits and Financial Statement Schedules.
     The following exhibits are included herein or incorporated herein by reference:
EXHIBIT INDEX

Incorporated by
Exhibit		reference herein
Number	Description	From	Date

4.01	Form of Certificate for Common Stock	Form 8-K	July 6, 2005

4.02	Amended and Restated Rights Agreement, dated as of August 31, 2002, between the Company and Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank)	Form 10-K	December 27, 2002

4.03	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of August 31, 2002, by and between the Company and Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank), dated June 30, 2003, by and between the Company and Mellon Investor Services LLC	Form 8-A	June 30, 2003

4.04	Amended and Restated Credit Agreement, dated as of June 29, 2005, to the Credit Agreement, dated as of August 12, 2004, among the Company, the several lenders from time to time parties, and JPMorgan Chase Bank, N.A. as administrative agent (the “Credit Agreement”)	Form 8-K	July 6, 2005

Incorporated by
Exhibit		reference herein
Number	Description	From	Date

4.05	First Amendment to the Amended and Restated Credit Agreement, dated as of June 29, 2005, to the Credit Agreement, dated as of August 12, 2004, among the Company, the several lenders from time to time who are parties, and JPMorgan Chase Bank, N.A. as administrative agent	Form 8-K	February 16, 2006

5.01	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.01	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.02	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.01 to this Registration Statement)

24.01	Power of Attorney (included on the signature page of this Registration Statement)
Item 17. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (6) That, for the purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on 18th day of September, 2006.

GARTNER, INC.
By:	/s/ Eugene A. Hall
Eugene A. Hall
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eugene A. Hall and Christopher Lafond, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eugene A. Hall	Director and Chief Executive Officer
Eugene A. Hall	(Principal Executive Officer)	September 18, 2006

/s/ Christopher Lafond	Chief Financial Officer (Principal
Christopher Lafond	Financial and Accounting Officer)	September 18, 2006

/s/ Michael J. Bingle	Director	September 18, 2006
Michael J. Bingle

/s/ Richard J. Bressler	Director	September 18, 2006
Richard J. Bressler

/s/ Anne Sutherland Fuchs	Director	September 18, 2006
Anne Sutherland Fuchs

/s/ William O. Grabe	Director	September 18, 2006
William O. Grabe

Signature	Title	Date

/s/ Max D. Hopper	Director	September 18, 2006
Max D. Hopper

/s/ John R. Joyce	Director	September 18, 2006
John R. Joyce

/s/ Stephen J. Pagliuca	Director	September 18, 2006
Stephen J. Pagliuca

/s/ James C. Smith	Director	September 18, 2006
James C. Smith

/s/ Jeffrey W. Ubben	Director	September 18, 2006
Jeffrey W. Ubben

/s/ Maynard G. Webb, Jr.	Director	September 18, 2006
Maynard G. Webb, Jr.

EXHIBIT INDEX

Incorporated by
Exhibit		reference herein
Number	Description	From	Date

4.01	Form of Certificate for Common Stock	Form 8-K	July 6, 2005

4.02	Amended and Restated Rights Agreement, dated as of August 31, 2002, between the Company and Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank)	Form 10-K	December 27, 2002

4.03	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of August 31, 2002, by and between the Company and Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank), dated June 30, 2003, by and between the Company and Mellon Investor Services LLC	Form 8-A	June 30, 2003

4.04	Amended and Restated Credit Agreement, dated as of June 29, 2005, to the Credit Agreement, dated as of August 12, 2004, among the Company, the several lenders from time to time parties, and JPMorgan Chase Bank, N.A. as administrative agent (the “Credit Agreement”)	Form 8-K	July 6, 2005

4.05	First Amendment to the Amended and Restated Credit Agreement, dated as of June 29, 2005, to the Credit Agreement, dated as of August 12, 2004, among the Company, the several lenders from time to time who are parties, and JPMorgan Chase Bank, N.A. as administrative agent	Form 8-K	February 16, 2006

5.01	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.01	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.02	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.01 to this Registration Statement)

24.01	Power of Attorney (included on the signature page of this Registration Statement)